Exhibit 10.31

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of this 26th day of June, 2008, by and between the Seneca Gaming Corporation (“Parent”), a governmental instrumentality of the Seneca Nation of Indians of New York (the “Nation”) and Robert Chamberlain (“Executive”).

WHEREAS, Parent desires that Executive serve as the Senior Vice President of Design and Construction of Parent and each of the Seneca Niagara Falls Gaming Corporation (“SNFGC”), the Seneca Territory Gaming Corporation (“STGC”), and the Seneca Erie Gaming Corporation (“SEGC”), each a wholly-owned subsidiary of Parent and a governmental instrumentality of the Nation (collectively, the “Subsidiaries” and together with Parent, “Employer”); and

WHEREAS, Executive desires to serve as Senior Vice President of Design and Construction of Employer in accordance with the terms and conditions of this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.                                       Employment. Employer hereby employs Executive as its Senior Vice President of Design and Construction.  Executive shall report and be accountable to and work under the authority of the President and Chief Executive Officer and the Board of Directors of Parent (the “Board”).  Executive shall perform such duties and have such responsibilities that are customary for such position and including those that may be specified from time to time by the President and Chief Executive Officer and/or the Board that are not inconsistent with such position.

2.                                       Term.  The term of this Agreement shall commence as of June 26, 2008 (the “Commencement Date”) and terminate on June 25, 2011 (the “Termination Date”), unless renewed by a subsequent written agreement of the parties.  The parties agree that they shall enter into good faith discussions regarding renewal/non-renewal of this Agreement no later than twelve (12) months prior to the Termination Date.  In the event such discussions are ongoing as of the Termination Date, this Agreement shall renew on a month-to-month basis, provided, that, under all circumstances, the other party shall be entitled to no less than one hundred eighty (180) days notice prior to the effectiveness of the other party’s non-renewal, if applicable.

3.                                       Compensation.

(a)                                  Executive shall be paid an annual base salary (“Base Compensation”) of Five Hundred Fifty Thousand Dollars ($550,000.00) for Employer’s fiscal year ending September 30, 2008.  Employer shall review said salary on an annual basis (prior to or in connection with the close of its fiscal year) at which time Employer shall determine in its sole discretion whether or not said salary shall be increased and the timing thereof.  Said salary shall be payable in periodic payments in accordance with Employer’s regular payroll practices.

(b)                                 Executive shall be provided with coverage under Employer’s employee benefit insurance programs and retirement programs, if any, at least equal to the coverage provided to other senior executive officers of Employer.

(c)                                  Executive shall also be eligible to receive performance or incentive compensation, which is approved by the Board in its sole discretion.  Said additional performance or incentive compensation, if any, shall be in addition to and shall not lessen or reduce the Base Compensation.

(d)                                 Should Executive become unable to perform the duties required under this Agreement as a result of temporary, documented medical disability, he shall be eligible to continue to receive his Base Compensation for a period of up to one hundred and eighty (180) days.

4.                                       Licensing Issues.  Executive represents and warrants to Employer that he shall maintain in good standing such licenses as may be required pursuant to the Nation-State Gaming Compact between the Nation and the State of New York (the “Compact”) and/or the Nation’s or Employer’s gaming ordinances as in effect on the date hereof, as may be necessary to enable him to engage in his employment hereunder.

5.                                       Termination.

(a)                                  Executive’s employment hereunder may be terminated by Parent only under the following circumstances and such termination by Parent shall be a termination with respect to Parent and each of the Subsidiaries, unless otherwise determined by the Board:

(i)                                     upon revocation or disapproval of such licenses for Executive as are required pursuant to the Compact and/or by the Nation’s or Employer’s gaming ordinances, provided, that, in the event Executive appeals the grounds for such revocation, disapproval or suspension, Employer shall suspend Executive without compensation during the pendency of such appeal, with reinstatement of Executive and reimbursement of such compensation by Employer in the event such appeal is successful.  The foregoing shall not act as a limitation on the rights and/or obligations of the parties otherwise included in this Agreement;

(ii)                                  Executive shall commit an act constituting “Cause,” which is defined to mean an act of dishonesty by Executive intended to result in gain or personal enrichment of Executive or others at Employer’s expense, or the deliberate and intentional refusal by Executive (except by reason of disability) to perform his duties hereunder, or by acts constituting gross negligence in the performance of such duties, or the failure to perform any material term or condition of this Agreement after written notice thereof from Company and a reasonable opportunity to cure such failure (as determined by Company and specified in the notice of breach); or

(iii)                               Executive shall die or Employer shall for any reason within Employer’s or the Nation’s control permanently cease to conduct casino gaming on Nation Territory.  For purposes of this

Agreement, “Nation Territory” shall include current or future Nation territory where Employer conducts or will conduct its gaming operations as of the date Executive’s employment is terminated.

(b)                                 If Executive’s employment should be terminated under Section 5(a) above (or any subsection) then Employer shall at that time pay Executive (or his estate, as applicable) Base Compensation earned through the date Executive is terminated, whereupon Employer shall have no further liability or obligation to Executive under this Agreement or otherwise.

(c)                                  If Executive’s employment should be terminated by Parent for any reason other than those specified in Section 5(a) above (it being understood that a purported termination for Cause which is contested by Executive and finally determined not to have been proper shall be treated as a termination under this Section 5(c)), then Employer shall: (i) pay Executive his Base Compensation earned, but unpaid, through the date Executive is terminated, (ii)  continue to pay Executive his Base Compensation in effect as of the date of termination for a period following his termination (the “Severance Period”) equal to the lesser of (A) eighteen (18) months or (B) the remainder of the period ending on the Termination Date, and (iii) to the extent elected by Executive, pay for the cost of (A) Executive’s premiums for continuation healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), and (B) the premiums for Exec-u-Care® or any similar executive medical reimbursement insurance plan maintained by Employer on the date Executive’s employment is terminated, for the lesser of (1) the Severance Period, (2) until Executive is no longer eligible for COBRA continuation coverage, or (3) until Executive obtains comparable healthcare benefits from any other employer during the Severance Period, whereupon Employer shall have no further liability or obligation to Executive under this Agreement or otherwise; provided, however, that Executive shall have a duty to mitigate damages as follows: during the Severance Period, Executive shall endeavor to mitigate damages by seeking employment with duties and salary comparable to those provided for herein, and if he shall obtain such employment, he shall reimburse Employer the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation Employer shall have paid him for such period.

(d)                                 Executive may terminate his employment for any reason upon one-hundred-twenty (120) days written notice to Parent.  If Executive terminates his employment pursuant to this paragraph 5(d), Employer shall pay Executive the Base Compensation earned through the date of termination, whereupon Employer shall have no further liability or obligation to Executive under this Agreement or otherwise.

(e)                                  Executive acknowledges and agrees that the payments set forth in this section 5 constitute liquidated damages for termination of his employment during the employment term and such liquidated damages shall be his only remedy with respect to any claim, including, without limitation, breach of contact, he may have under this Agreement and that prior to receiving any such payments under Section

5 and as a material condition thereof, Executive shall sign and agree to be bound by a general release of claims against Employer related to Executive’s employment (and termination of employment) with Employer in substantially the form as attached hereto as Exhibit A as may be modified by Employer in good faith to reflect changes in law or its employment practices.  Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that other than any claim for the liquidated damages contemplated hereunder, he waives any rights to be awarded any other damages with respect to any claim he may have under this Agreement, including, without limitation, compensatory or punitive damages.

6.                                       Restrictive Covenants.

(a)                                  Executive acknowledges that:  (i) as a result of Executive’s employment  with Employer, he will obtain secret, proprietary and confidential information concerning the business of Employer, including, without limitation, business and marketing plans, strategies, employee lists, patron lists, operating procedures, business relationships (including persons, corporations or other entities performing services on behalf of or otherwise engaged in business transactions with Employer), accounts, financial data, know-how, computer software and related documentation, trade secrets, processes, policies and/or personnel, and other information relating to Employer (“Confidential Information”); (ii) the Confidential Information has been developed and created by Employer at substantial expense and the Confidential Information constitutes valuable proprietary assets and Employer will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Restricted Period, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iii) Employer will suffer substantial damage which will be difficult to compute if, during the Restricted Period, Executive should solicit or interfere with Employer’s employees or patrons, or should divulge Confidential Information relating to the business of Employer; (iv) the provisions of this Section 6 are reasonable and necessary for the protection of the business of Employer; (v) Employer would not have hired or employed Executive unless he signed this Agreement; and (vi) the provisions of this Agreement will not preclude Executive from other gainful employment.  “Competitive Business” shall mean any gaming establishment which provides to its patrons games of chance such as slot machines, card games, roulette, and similar games in the State of New York or within the 100 mile radius of Nation Territory.

(b)                                 Executive acknowledges and agrees that the unauthorized disclosure or misuse of Confidential Information will cause substantial damage to Employer.  Therefore, Executive agrees not to, at any time, either during the term of the Agreement or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm or corporation any Confidential Information obtained or learned by Executive during the course of his employment with Employer, with regard to the operational, financial, business or other affairs and activities of Employer, their officers, directors or employees and the entities with which they have business relationships, except (i) as may be necessary to the performance of Executive’s duties with Employer, (ii) with Parent’s express written consent, (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and, in such event, Executive shall cooperate with Employer in attempting to keep such information confidential.

(c)                                  During Executive’s employment with Employer and for eighteen (18) months after his termination of employment for any reason (the “Restricted Period”), Executive, without the prior written permission of Parent, shall not, directly or indirectly, (i) enter into the employ of or render any services to any person, engaged in a Competitive Business; or (ii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, member, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.   This paragraph 6(c) shall not prevent Executive from owning common stock in a publicly traded corporation which owns or manages a casino provided Executive does not take an active role in the ownership or management of such corporation and his ownership interest represents less than 3% of the voting securities and/or economic value of such corporation.

(d)                                 By executing this Agreement, Executive acknowledges that he understands that Employer’s ability to operate its business depends upon its ability to attract and retain skilled people and that Employer has and will continue to invest substantial resources in training such individuals.  Therefore, during the Restricted Period, Executive shall not, without the prior written permission of Parent, directly or indirectly solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing personal services to Employer.

(e)                                  By executing this Agreement, Employee acknowledges that Executive understands that Employer’s ability to operate its business depends upon its ability to attract and retain vendors and patrons.  Therefore, during the Restricted Period, Executive shall not, directly or indirectly, solicit, contact, interfere with, or endeavor to entice away from Employer any of its current or potential patrons or any such persons or entities that were patrons of Employer within the one year period immediately prior to Executive’s termination of employment.  Executive further agrees that, during the Restricted Period, Executive shall not, directly or indirectly, endeavor to entice away from Employer any of its current or potential vendors or any such persons or entities that were vendors of Employer within the one year period immediately prior to Employee’s termination of employment.

(f)                                    Executive acknowledges and agrees during his employment and for all time thereafter that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of Employer and its officers, directors, employees, affiliates, or agents thereof in either a professional or personal manner.  Employer acknowledges and agrees that during Executive’s employment and for all time thereafter, Employer will not defame or publicly criticize Executive either in a professional or personal manner, except as may be necessary to defend Employer from comments made by or on behalf of Executive.

(g)                                 If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this paragraph 6 of the Agreement, Employer shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to Employer are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to Employer and that money damages will not provide an adequate remedy to Employer.  Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity.  Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement.

(h)                                 If, at any time, the provisions of this Agreement shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and Employer agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

7.                                       Miscellaneous.

(a)                                  Executive agrees that during the term of this Agreement unless earlier terminated, he will commit his full time and energies to the duties imposed hereby; provided, that, with the prior written approval of the Board, Executive may expend as much of his personal time on his own ventures or investments, so long as: (i) such time is not substantial and does not interfere with his ability to perform his duties hereunder; (ii) such activities do not compete or conflict with the business of Employer or create a personal conflict of interest to Executive and (iii) such venture or investment does not transact any business with Employer without prior disclosure to, and approval by, the Board.

(b)                                 Executive represents to Employer that there are no restrictions or agreements to which he is a party which would be violated by his execution of this Agreement and his employment hereunder.

(c)                                  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of Parent, and such waiver is set forth in writing and signed by the party to be charged.  No waiver by any party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(d)                                 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

(e)                                  Except as provided in paragraph 6(g) of this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in Niagara Falls, New York in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in the United States District Court for the Western District of New York.  The parties agree that the only remedies available to Executive under this Agreement are those that are set forth in paragraph 5 and the arbitrator shall have no authority to award any other damages, including, without limitation, punitive and/or compensatory damages.

(f)                                    For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

If to Parent:

345 Third Street

Niagara Falls, New York (Seneca Nation Territory) 14303

Attn:  General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(g)                                 The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(h)                                 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(i)                                     Except as otherwise provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  Except as otherwise provided herein, the Original Employment Agreement and any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

(j)                                     All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

(k)                                  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

8.                                       Waiver of Sovereign Immunity.

(a)                                  Parent grants a waiver of its sovereign immunity from suit exclusively to Executive (and his estate in the event of his death) for the purpose of enforcing this Agreement, or permitting or compelling arbitration and other remedies as provided herein.  This waiver is solely for the benefit of the aforesaid parties and for no other person or entity.  For this limited purpose, Parent consents to be sued solely with respect to the enforcement of any decision by an arbitrator relating to this Agreement as provided in paragraph 7(e) of this Agreement in the United States District Court for the Western District of New York.

(b)                                 Parent hereby waives any requirement of exhaustion of tribal remedies, and agrees that it will not present any affirmative defense in any dispute based on any alleged failure to exhaust such remedies.  Without in any way limiting the generality of the foregoing, Parent expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any court, to take such action, including, without limitation, repossessing any property and equipment subject to a security interest or otherwise giving effect to any judgment entered; provided, however that Parent does not hereby waive the defense of sovereign immunity with respect to any action by third parties.

(c)                                  Parent’s waiver of immunity from suit is irrevocable and specifically limited to the remedies provided in paragraph 5 of this Agreement regarding liquidated damages.  Any monetary award related to any such action shall be satisfied solely from the net income of Parent.

(d)                                 Notwithstanding anything in this Agreement to the contrary, this waiver is to be interpreted in a manner consistent with Parent’s ability to enter into this Agreement, including, without limitation, this paragraph 8, as provided in the

Charter of Parent, as it may be amended from time to time.  Accordingly, the Nation shall not be liable for the debts or obligations of Parent, and Parent shall have no power to pledge or encumber the assets of the Nation.  Furthermore, this paragraph 8 does not constitute a waiver of any immunity of the Nation or a delegation to Parent of the power to make any such waiver. This paragraph 8 shall be strictly construed with a view toward protecting the Nation’s assets from the reach of creditors and others.

EXECUTED, as of the date first written above.

SENECA GAMING CORPORATION

By
Name: E. Brian Hansberry
Title: President and CEO

EXECUTIVE

Name: Robert Chamberlain